Castlight Health Hires Keith Reynolds as New Chief Commercial Officer
CVS Health and Aetna Veteran to Lead Castlight’s Sales and Customer Experience Functions
Company Reiterates Full Year 2019 Guidance

San Francisco – January 9, 2020 – Castlight Health, Inc. (NYSE: CSLT) today announced the hiring of Keith Reynolds as its new chief commercial officer. Mr. Reynolds brings more than two decades of large employer and health plan sales experience to Castlight, serving most recently as vice president of health plans and market strategy at CVS Health.

“My top three priorities since becoming CEO were developing a deeper partnership with Anthem in the form of an extended enterprise license agreement, launching our Care Guides high-touch solution, and elevating our commercial leadership. With the addition of Keith, we are executing well against our most critical goals,” said Maeve O’Meara, chief executive officer of Castlight Health. “Keith has the experience and track record to help us grow our core employer business and unlock new opportunities with health plans and other partners.”

Today’s announcement further enhances Castlight’s executive team, building on recent hires of healthcare operations leader Helen Kotchoubey as chief operating officer and digital health and health plan business development leader Matt Moran as senior vice president, corporate development. Mr. Reynolds is responsible for the Company’s sales and customer experience functions, reporting to Chief Executive Officer Maeve O’Meara.

“I am excited to join the Castlight family and believe we have a great opportunity to leverage our differentiated platform and help solve the health navigation challenges faced by employers, health plans and their respective employees and members,” said Keith Reynolds, chief commercial officer of Castlight Health. “I believe my experience as a healthcare industry sales leader is a great fit with Castlight’s commercial needs, and I’m looking forward to helping Castlight simplify healthcare to the benefit of all of its stakeholders.”

Full Year 2019 Guidance Reiterated
Castlight also announced today that it is reiterating the full year 2019 guidance it provided in its third quarter 2019 financial results press release dated October 24, 2019. Additionally, the Company expects annualized recurring revenue1 (ARR) as of December 31, 2019 to exceed the $140 million to $145 million range discussed on its third quarter 2019 financial results conference call on October 24, 2019. These estimates are preliminary in nature and subject to customary year-end closing processes. Castlight anticipates releasing its final fourth quarter and full year 2019 financial results in late February 2020. At that time, the Company expects to offer preliminary guidance for full year 2020.

About Keith Reynolds
Mr. Reynolds brings 25 years of healthcare sales and customer success experience from related senior roles with CVS Health and Aetna Health, and over the last 11 years he has led highly successful employer- and health plan-focused sales organizations. Within CVS, Mr. Reynolds also led the commercialization of many of the company’s innovative, digitally focused plan solutions and technology.

Mr. Reynolds most recently served as vice president, enterprise health plans and market strategy at CVS Health. From 2008 to 2013, Mr. Reynolds held leadership roles at CVS

Caremark, including vice president, health plans. Mr. Reynolds was a decorated sales executive at CVS as a seven-time member of CVS’s President’s Club, a two-time Strategic Sales Executive of the Year, and a recipient of the CEO Award. Prior to joining CVS, Mr. Reynolds held sales and marketing roles at Aetna, Inc., including serving as a senior sales executive successfully growing and retaining business in the self-insured employer space. Mr. Reynolds holds a BS in Business Administration from Salisbury University.

About Castlight Health
Castlight is on a mission to make it as easy as humanly possible to navigate healthcare and live happier, healthier, more productive lives. Our health navigation platform connects with hundreds of health vendors, benefits resources, and plan designs, giving rise to the world's first comprehensive app for all health needs. We guide individuals -- based on their unique profile -- to the best resources available to them, whether they are healthy, chronically ill, or actively seeking medical care. In doing so, we help companies regain control over rising healthcare costs and get more value from their benefits investments. Castlight revolutionized the healthcare sector with the introduction of data-driven price transparency tools in 2008 and the first consumer-grade wellbeing platform in 2012. Today, Castlight serves as the health navigation platform for millions of people and is a trusted partner to many of the largest employers in the world.
For more information visit www.castlighthealth.com. Follow us on Twitter and LinkedIn and Like us on Facebook.

Safe Harbor Statement Regarding Forward Looking Statements
This press release contains forward-looking statements about the Company’s expectations, including, but not limited to, statements regarding the Company’s 2019 full year projections and the Company’s expectations for its future business and financial performance, including the Company’s ability to grow its core employer business and unlock new opportunities with health plans and other partners. Statements including words such as “anticipate,” “believe,” “estimate,” “will,” “continue,” “expect,” or “future,” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in the Company’s documents filed with or furnished to the SEC, including the risks set forth in the Company’s quarterly report on Form 10-Q for the three months ended September 30, 2019. All forward-looking statements in this press release are based on information available to the Company as of the date hereof. The Company assumes no obligation to update these forward-looking statements.

Copyright 2020 Castlight Health, Inc. Castlight Health® is the registered trademark of Castlight Health, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

Castlight Media Contact:
Courtney Lamie
press@castlighthealth.com
276-492-4248

Castlight Investor Contact:
Gary J. Fuges, CFA
ir@castlighthealth.com
415-829-1680

1 Castlight provides annualized recurring revenue, or ARR, as one of its key business metrics. ARR represents the annualized value of subscription revenue under contract with customers at the end of a quarter. For a detailed discussion of ARR, please refer to the Company’s documents filed or furnished with the Securities and Exchange Commission (SEC), including the Company’s quarterly report on Form 10-Q for the three months ended September 30, 2019.